Nelnet Reports First Quarter 2018 Results

•	GAAP net income $2.78 per share, $1.67 per share excluding adjustments

•	Completed Great Lakes acquisition

•	Loan acquisitions of $2.44 billion, including post-quarter acquisitions

LINCOLN, Neb., May 8, 2018 - Nelnet (NYSE: NNI) today reported GAAP net income of $113.9 million, or $2.78 per share, for the first quarter of 2018, compared with GAAP net income of $50.0 million, or $1.18 per share, for the same period a year ago.

Net income, excluding derivative market value and foreign currency transaction adjustments, was $68.3 million, or $1.67 per share, for the first quarter of 2018, compared with $52.2 million, or $1.23 per share, for the same period in 2017. For additional information on these non-GAAP metrics, including reconciliations to GAAP net income, see "Non-GAAP Performance Measures" below.

Several factors increased GAAP net income for the three months ended March 31, 2018, as compared with the same period in 2017:

•	The company's effective tax rate decreased to 24.0 percent from 36.5 percent due to the Tax Cuts and Jobs Act, effective January 1, 2018;

•	The contribution to net income from the acquisition of Great Lakes on February 7, 2018;

•	Gains recognized by the company from real estate and other investment activities; and

•	Larger gains due to changes in the fair values of derivative instruments that do not qualify for hedge accounting.

These factors were partially offset by the increase in expenses for the continued build-out of the company's ALLO fiber communications network in Lincoln, Nebraska.

“This quarter comes with mixed emotions. We mourned the passing of one of our founders this last month,” said Jeff Noordhoek, chief executive officer of Nelnet.  “Steve “Butter” Butterfield was our current vice chairman and served as co-CEO until 2007. He was a close friend and mentor to us all. In his role as vice chairman and a major shareholder, Steve would get excited when we reported earnings. I can imagine that Butter is smiling from heaven over this quarter’s earnings.”

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management segment, and fee-based revenue in its Loan Servicing and Systems, Education Technology, Services, and Payment Processing (formally known as Tuition Payment Processing and Campus Commerce), and Communications segments.

Asset Generation and Management

For the first quarter of 2018, Nelnet reported net interest income of $67.3 million, compared with $76.9 million for the same period a year ago. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative settlements for each applicable period should be evaluated with the company's net interest income. The company recognized income from derivative settlements of $6.8 million during the first quarter of 2018, compared to an expense from derivative settlements of $1.4 million for the same period in 2017.

The company's average balance of loans decreased to $21.9 billion for the first quarter of 2018, compared with $24.8 billion for the same period in 2017. Core loan spread increased to 1.29 percent for the quarter ended March 31, 2018, compared with 1.23 percent for the same period in 2017.

Year to date, through May 8, 2018, the company has purchased $2.44 billion in federally insured student loans, including $584.6 million during the three months ended March 31, 2018.

Loan Servicing and Systems

On February 7, 2018, the company completed its acquisition of Great Lakes Educational Loan Services, Inc. ("Great Lakes") from Great Lakes Higher Education Corporation. The company paid $150.0 million in cash for 100 percent of the stock of Great Lakes. Beginning February 7, 2018, the operating results of Great Lakes are included in the company's Loan Servicing and Systems segment.

Revenue from the Loan Servicing and Systems segment was $100.1 million for the first quarter of 2018, including $43.5 million of revenue contributed by Great Lakes, compared with $54.2 million for the same period in 2017. In February 2018, Great Lakes recognized revenue of $4.6 million ($3.5 million after tax, or $0.09 per share) in deconversion fees related to a private education loan servicing customer leaving its servicing platform.

As of March 31, 2018, the company was servicing $470.8 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans, including $255.1 billion as a result of the acquisition of Great Lakes.

Nelnet Servicing, LLC (Nelnet Servicing) and Great Lakes are two of the organizations that have student loan servicing contracts awarded by the U.S. Department of Education (Department) to provide servicing for loans owned by the Department. As of March 31, 2018, Nelnet Servicing was servicing $176.6 billion of student loans for 5.8 million borrowers under its contract, and Great Lakes was servicing $242.1 billion of student loans for 7.5 million borrowers under its contract. These contracts are currently scheduled to expire on June 19, 2019.

On February 20, 2018, the Department’s Office of Federal Student Aid released information regarding the new federal student loan servicing procurement process. The contract solicitation process is divided into two phases. The company responded to Phase One on April 17, 2018.

Education Technology, Services, and Payment Processing

For the first quarter of 2018, revenue from the Education Technology, Services, and Payment Processing segment was $60.2 million, an increase of $4.2 million, or 7 percent, from the same period in 2017, which prior period revenues were restated, without any impact on prior period net income, in connection with the implementation of a new revenue recognition accounting standard effective January 1, 2018. The increase in revenue was primarily driven by growth in managed tuition payment plans, campus commerce customer transactions and payments volume, and new school customers.

This segment is subject to seasonal fluctuations. Based on the timing of when revenue is recognized and when expenses are incurred, revenue and operating margin are higher in the first quarter as compared to the remainder of the year.

Communications

Revenue from ALLO Communications was $9.2 million for the first quarter of 2018, compared with $5.1 million for the same period in 2017. The number of households served as of March 31, 2018, was 23,541, an increase of 13,017, or more than 100 percent, from the number of households served as of March 31, 2017.

For the first quarter of 2018, ALLO recognized a net loss of $7.0 million, compared with a net loss of $2.8 million for the same period in 2017. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to build its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs. ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA) to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the first quarter of 2018, ALLO had negative EBITDA of $1.8 million, compared with negative EBITDA of $1.7 million for the same period in 2017. For additional information on this non-GAAP metric, including a reconciliation to ALLO's GAAP net loss, see "Non-GAAP Performance Measures" below.

ALLO incurred capital expenditures of $17.9 million in the first quarter of 2018. The company currently anticipates total network expenditures for the remainder of 2018 will be approximately $65 million; however, the amount of capital expenditures could change based on customer demand for ALLO's services. The number of residential households passed, which represents the estimated number of single residence homes, apartments, and condominiums that ALLO already serves, and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines (but have not been connected), increased to 84,475 as of March 31, 2018, compared with 71,426 as of December 31, 2017.

Other Income

Other income for the three months ended March 31, 2018 included unrealized gains of $6.7 million ($5.1 million after tax, or $0.12 per share) related to the change in fair value of certain equity securities, and a realized gain of $1.7 million ($1.3 million after tax, or $0.03 per share) related to the sale of a real estate investment.

Liquidity and Capital Activities

For the first quarter of 2018, the company generated $58.0 million in net cash from operating activities. In addition, as of March 31, 2018, the company had a total of $151.4 million in cash and cash equivalents and available-for-sale investments, consisting primarily of student loan asset-backed securities. The company also has a $350.0 million unsecured line of credit that has a maturity date of December 12, 2021. As of March 31, 2018 and May 8, 2018, $150.0 million and $190.0 million, respectively, were outstanding on the line of credit and $200.0 million and $160.0 million, respectively, were available for future use.

During the three months ended March 31, 2018, the company repurchased a total of 222,174 shares of Class A common stock for $11.4 million ($51.39 per share). The majority of these repurchases were made pursuant to a trading plan adopted by the company in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.

The company paid cash dividends of $6.5 million, or $0.16 per share, during the first quarter of 2018.

The company intends to use its liquidity position to capitalize on market opportunities, including: FFEL Program, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO's communications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

Board of Directors Declares Second Quarter Dividend

The Nelnet Board of Directors declared a second quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.16 per share. The dividend will be paid on June 15, 2018 to shareholders of record at the close of business on June 1, 2018.

Non-GAAP Performance Measures

The company prepares its financial statements and presents its financial results in accordance with GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the company's GAAP net income to net income, excluding derivative market value and foreign currency transaction adjustments, and a discussion of why the company believes providing this additional information is useful to investors, is provided below.

	Three months ended March 31,
	2018	2017
	(dollars in thousands, except share data)
GAAP net income attributable to Nelnet, Inc.	$113,925	50,026
Realized and unrealized derivative market value adjustments	(60,033)	(1,238)
Unrealized foreign currency transaction adjustments	—	4,690
Net tax effect	14,408	(1,312)
Net income, excluding derivative market value and foreign currency transaction adjustments	$68,300	52,166

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$2.78	1.18
Realized and unrealized derivative market value adjustments	(1.46)	(0.03)
Unrealized foreign currency transaction adjustments	—	0.11
Net tax effect	0.35	(0.03)
Net income, excluding derivative market value and foreign currency transaction adjustments	$1.67	1.23

"Derivative market value and foreign currency transaction adjustments" include (i) both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives that do not qualify for "hedge treatment" under GAAP; and (ii) the unrealized foreign currency transaction gains or losses caused by the re-measurement of the company's Euro-denominated bonds to U.S. dollars. In October 2017, the company remarketed its Euro-denominated bonds to denominate those bonds in U.S. dollars. "Derivative market value and foreign currency transaction adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. The tax effects in the preceding table are calculated by multiplying the realized and unrealized derivative market value adjustments and unrealized foreign currency transaction adjustments by the applicable statutory income tax rate.

The company believes these point-in-time estimates of asset and liability values related to its derivative instruments and Euro-denominated bonds that are or were subject to interest and currency rate fluctuations are or were subject to volatility, primarily due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

A reconciliation of ALLO's GAAP net loss to earnings (loss) before net interest expense, income taxes, depreciation, and amortization (EBITDA), is provided below.

	Three months ended March 31,
	2018	2017
	(dollars in thousands)
Net loss	$(7,040)	(2,821)
Net interest expense	2,508	711
Income tax benefit	(2,223)	(1,730)
Depreciation and amortization	4,921	2,135
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$(1,834)	(1,705)

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The words "anticipate," "continue," "expect," "future," "intend," "scheduled," "will," and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's student loan portfolio, such as interest rate basis and repricing risk and changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of the expected benefits from the acquisition of Great Lakes on February 7, 2018 and the ability to successfully integrate technology, shared services, and other activities and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the Department; risks to the company related to the Department's initiative to procure new contracts for federal student loan servicing, including the risk that the company on a post-Great Lakes acquisition basis may not be awarded a contract; risks related to the development by the company and Great Lakes of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; the uncertain nature of the expected benefits from the acquisition of ALLO on December 31, 2015, and the ability to successfully integrate its communications operations and successfully expand its fiber network in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; and changes in general economic and credit market conditions.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the first quarter ended March 31, 2018. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
Interest income:
Loan interest	$197,723	193,556	181,207
Investment interest	5,134	3,080	2,617
Total interest income	202,857	196,636	183,824
Interest expense:
Interest on bonds and notes payable	135,550	123,401	106,899
Net interest income	67,307	73,235	76,925
Less provision for loan losses	4,000	3,750	1,000
Net interest income after provision for loan losses	63,307	69,485	75,925
Other income:
Loan servicing and systems revenue	100,141	55,921	54,229
Education technology, services, and payment processing revenue	60,221	43,326	56,024
Communications revenue	9,189	8,122	5,106
Other income	18,198	7,952	12,632
Gain (loss) from debt repurchases, net	359	(2,635)	4,980
Derivative market value and foreign currency transaction adjustments and derivative settlements, net	66,799	7,014	(4,830)
Total other income	254,907	119,700	128,141
Cost of services:
Cost to provide education technology, services, and payment processing services	13,683	11,223	12,790
Cost to provide communications services	3,717	3,160	1,954
Total cost of services	17,400	14,383	14,744
Operating expenses:
Salaries and benefits	96,643	81,201	71,863
Depreciation and amortization	18,457	11,854	8,598
Loan servicing fees	3,136	3,064	6,025
Other expenses	33,417	38,455	26,161
Total operating expenses	151,653	134,574	112,647
Income before income taxes	149,161	40,228	76,675
Income tax (expense) benefit	(35,976)	5,486	(28,755)
Net income	113,185	45,714	47,920
Net loss attributable to noncontrolling interests	740	2,386	2,106
Net income attributable to Nelnet, Inc.	$113,925	48,100	50,026
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$2.78	1.17	1.18
Weighted average common shares outstanding - basic and diluted	40,950,528	41,012,731	42,291,857

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	March 31, 2018	December 31, 2017	March 31, 2017
Assets:
Loans receivable, net	$21,562,030	21,814,507	24,003,386
Cash, cash equivalents, investments, and notes receivable	327,712	307,290	381,978
Restricted cash	855,986	875,314	881,334
Goodwill and intangible assets, net	265,648	177,186	192,746
Other assets	887,026	790,138	681,776
Total assets	$23,898,402	23,964,435	26,141,220
Liabilities:
Bonds and notes payable	$21,227,349	21,356,573	23,594,516
Other liabilities	425,827	442,475	419,037
Total liabilities	21,653,176	21,799,048	24,013,553
Equity:
Total Nelnet, Inc. shareholders' equity	2,235,753	2,149,529	2,108,187
Noncontrolling interests	9,473	15,858	19,480
Total equity	2,245,226	2,165,387	2,127,667
Total liabilities and equity	$23,898,402	23,964,435	26,141,220
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.